UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 16, 2011 (March 11, 2011)

Duff & Phelps Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33693	20-8893559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, New York, New York		10055
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(212) 871-2000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On March 11, 2011, the compensation committee of the board of directors (the “Compensation Committee”) of Duff & Phelps Corporation (the “Company”) approved an executive compensation program for 2011 for Noah Gottdiener, Chief Executive Officer & President, Patrick M. Puzzuoli, EVP & Chief Financial Officer, Jacob L. Silverman, EVP, Corporate Development and Segment Leader, Investment Banking, Brett A. Marschke, EVP and Chief Operating Officer, and Edward S. Forman, EVP, General Counsel and Secretary (collectively, the “Named Executives”) that includes the following components:  (i) base salary; (ii) an annual bonus consisting of (a) cash incentive compensation; and (b) restricted stock awards that become non-forfeitable as to 1/3 of each award on each of the first three anniversaries of the date of grant based on continued employment; and (iii) performance restricted stock awards which become non-forfeitable on the third anniversary of the date of grant if and to the extent targeted total shareholder return (which means an increase in stock price plus dividends) (“TSR”) is attained.

Base Salary

In order to better align base salaries of the Named Executives with market levels, as of April 1, 2011, the Compensation Committee increased Mr. Gottdiener’s annual base salary to $800,000; Mr. Silverman’s annual base salary to $500,000; Mr. Marschke’s annual base salary to $450,000; and Mr. Forman’s base salary to $400,000.  Mr. Puzzuoli’s base salary was increased to $350,000 in connection with his appointment as Executive Vice President and Chief Financial Officer.

Annual Bonus

Cash Incentive Compensation
The target annual cash incentive will be 100% of base salary for Mr. Gottdiener, 75% of base salary for Messrs. Silverman, Marschke and Forman and 50% of base salary for Mr. Puzzuoli.  The maximum cash incentive will be two times the target cash incentive and the minimum cash incentive will be zero.  50% of the cash incentive will be based upon the achievement by the Company of specified levels of adjusted pro forma earnings per share; 30% of the cash incentive will be based upon the achievement by the Company of specified levels of revenue (excluding revenue relating to acquisitions completed in the current year); and 20% of the cash incentive will be based upon the achievement by the executive of specified strategic objectives.

Restricted Stock Awards
Mr. Gottdiener will receive an annual grant of restricted shares with a value equal to 50% of his base salary; Messrs. Silverman, Marschke and Forman will each receive an annual grant of restricted shares with a value equal to 37.5% of his respective base salary; and Mr. Puzzuoli will receive an annual grant of restricted shares with a value equal to 25% of his base salary.  These grants will be made in the first quarter of each year commencing 2012 and become non-forfeitable as to 1/3 of each award on each of the first three anniversaries of the date of grant based on continued employment.

Performance-Based Restricted Stock Awards

Mr. Gottdiener received a grant of performance-based restricted shares with a value equal to 100% of his base salary; each of Messrs. Silverman, Marschke and Forman received a grant of performance-based restricted shares with a value equal to 75% of his respective base salary; and Mr. Puzzuoli received a grant of performance-based restricted shares with a value equal to 50% of his base salary.  These grants were made on March 11, 2011 (and are expected to be continued in future years) and will become non-forfeitable on the third anniversary of the date of grant if and to the extent certain targets of TSR are attained.  Retention of the total amount of performance-based restricted shares granted equates to a substantial overachievement of targeted TSR.  Attainment of targeted levels of TSR at the end of the measurement period would result in a forfeiture of 50% of the performance-based restricted shares granted.   Underperformance with respect to targeted levels of TSR at the end of the measurement period would result in forfeiture of up to 100% of the performance-based restricted shares granted commensurate with the degree of underperformance.  With respect to 2011, Mr. Gottdiener was granted 52,458 restricted shares of Class A common stock; Mr. Silverman was granted 24,590 restricted shares of Class A common stock; Mr. Marschke was granted 22,130 restricted shares of Class A common stock; Mr. Forman was granted 19,672 restricted shares of Class A common stock; and Mr. Puzzuoli was granted 11,474 restricted shares of Class A common stock.

In addition to the foregoing, the Compensation Committee may award Mr. Silverman additional cash and/or equity incentive compensation based on the performance of the Company’s Investment Banking segment.

The Compensation Committee is expected to review this bonus program on an annual basis and set appropriate performance targets for the grants being made in that year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUFF & PHELPS CORPORATION

By:	/s/ Edward S. Forman
Name:	Edward S. Forman
Title:	Executive Vice President, General Counsel and Secretary

Dated: March 16, 2011